RONALD R. CHADWICK, P.C.
Certified Public Accountant
2851 South Parker Road, Suite 720
Aurora, Colorado 80014
Telephone (303)306-1967
Fax (303)306-1944

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the incorporation by reference in this Registration Statement of Wave Uranium Holding on Amendment No. 1 to Form S-1, of my report dated October 29, 2007 on the consolidated financial statements of Wave Uranium Holding as of July 31, 2007 and 2006, and for the year ended July 31, 2007, the period from May 30, 2006 (inception) through July 31, 2006, and for the period from May 30, 2006 (inception) through July 31, 2007.

In addition, I consent to the reference to me under the heading "Experts" in the Registration Statement.

/s/ Ronald R. Chadwick, P.C.
--------------------------------------
RONALD R. CHADWICK, P.C.
Aurora, Colorado
September 2, 2008